Exhibit 4.2

COMFORCE OPERATING, INC.

as Issuer,

and

WILMINGTON TRUST COMPANY,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of August 16, 2006

12% Senior Notes Due 2007, Series A
12% Senior Notes Due 2007, Series B

FOURTH SUPPLEMENTAL INDENTURE, dated as of August 16, 2006 (this “Fourth Supplemental Indenture”), between COMFORCE Operating, Inc., a Delaware corporation (together with its successors, the “Company”), and Wilmington Trust Company, as Trustee (the “Trustee”), under an Indenture dated as of November 26, 1997, as previously supplemented by the First Supplemental Indenture dated as of November 29, 2000, the Second Supplemental Indenture dated as of December 4, 2000 and the Third Supplemental Indenture dated as of June 30, 2006 (as supplemented, the “Indenture”) with respect to the 12% Senior Notes due 2007 of the Company (the “Securities”).

Section 9.2(a)(3) of the Indenture provides that, with the consent of the Holders of 100% in outstanding principal amount of the Securities, voting as a single class, the Company and the Trustee may amend the Indenture and the Securities to extend the Stated Maturity Date. The holders of 100% of outstanding principal amount of the Securities have approved Proposal No. 2 under the Consent Solicitation Statement dated June 19, 2006 of the Company, as supplemented by the Supplement dated June 30, 2006, under which such holders have consented to the extension of the Stated Maturity to December 1, 2010, subject to call protection of 103% of the outstanding principal amount of the Securities through November 30, 2007, 102% for the 12-month period ending November 30, 2008, 101% for the 12-month period ending November 30, 2009, and at par thereafter. The Company and the Trustee are executing this Fourth Supplemental Indenture to amend the Indenture to give effect to the holders’ approval of such proposal.

ARTICLE I
AMENDMENTS

Section 1.01. References to “12% Senior Notes due 2007.”

All references in the Indenture, the Securities and the forms of Securities included as Exhibits A and B to the Indenture to “12% Senior Notes due 2007” shall be changed to “12% Senior Notes due 2010” including the references (i) in the second grammatical paragraph of the preamble to the Indenture (two references); (ii) in Section 1.1, under the definitions of “Additional Exchange Securities” and “Exchange Securities”; (iii) in the heading (front of security) in the forms of Security included as Exhibits A and B to the Indenture; and (iv) in the heading (reverse of security) in the forms of Security included as Exhibits A and B to the Indenture.

Section 1.02. References to “December 1, 2007.”

All references in the Indenture, the Securities and the forms of Securities included as Exhibits A and B to the Indenture to “December 1, 2007” shall be changed to “December 1, 2010” including (i) in Section 1.1, under the definition of “Maturity Date”; and (ii) in the first sentence of the preamble in the forms of Security included as Exhibits A and B to the Indenture.

Section 1.03. Optional Redemption (Call Protection).

Section 5(a) of the forms of Securities included as Exhibits A and B to the Indenture is restated in its entirety to read as follows:

5. (a) Optional Redemption. The Securities will be redeemable, at the Company’s option, in whole or in part, at any time upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the period set forth in the table below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Period	Redemption Price

August 16, 2006 through November 30, 2007	103.000%
December 1, 2007 through November 30, 2008	102.000%
December 1, 2008 through November 30, 2009	101.000%
December 1, 2009 and thereafter	100.000%

ARTICLE II
MISCELLANEOUS

Section 2.01. Definitions. All terms used in this Fourth Supplemental Indenture have the meanings specified in the Indenture unless otherwise defined herein or unless the context otherwise specifies or requires.

Section 2.02. Successors and Assigns. All the covenants and agreements by the Company contained in this Fourth Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee contained in this Fourth Supplemental Indenture binds its successors.

Section 2.03. Execution in Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Section 2.04 Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.05 Ratification. The Indenture, as hereby amended and supplemented, is ratified and confirmed in all respects. From and after the date hereof, this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. All recitations or recitals contained in this Fourth Supplemental Indenture are made by and on behalf of the Company only, and the Trustee is in no way responsible for the correctness of any statement herein contained or for the validity or sufficiency of this Fourth Supplemental Indenture. The execution by the Trustee of this Fourth Supplemental Indenture shall not be construed to be an approval or disapproval by the Trustee of the advisability of the action being taken herein by Company. All the provisions of the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full with such omissions, variations or insertions, if any, as may be appropriate to make the same conform to this Fourth Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

COMFORCE Operating, Inc.

By:_____________________________________

Name:___________________________________

Title:____________________________________

Wilmington Trust Company, as Trustee

By:_____________________________________

Name:___________________________________

Title:____________________________________